Calculation of Filing Fee Tables
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ELECTRONIC ARTS INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	457(a)	2,100,000	$ 146.49	$ 307,629,000.00	0.0001476	$ 45,406.04
Total Offering Amounts:						$ 307,629,000.00		$ 45,406.04
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 45,406.04
Offering Note
[1]	FN1 to "Amount Registered": Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock"), in respect of securities to be identified in the above table as a result of any stock split, stock dividend, recapitalization or other similar transaction. FN2 to "Proposed Maximum Offering Price per Unit" and "Maximum Aggregate Offering Price": Estimated solely for the purposes of determining the amount of the Registration Fee pursuant to Rule 457(c) and (h)(1) of the Securities Act based upon the average of the high ($147.98) and low prices ($145.00) of the Common Stock on July 29, 2024, as reported on The Nasdaq Global Select Market.